SECURITIES AND EXCHANGE COMMISSION

                  WASHINGTON, D.C. 20549-1004

                          FORM 8-K

        Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                        MAY 30, 2001
--------------------------------------------------------------------------------
      (Date of Report (Date of Earliest Event Reported))


                   LA-Z-BOY INCORPORATED
--------------------------------------------------------------------------------
    (Exact name of registrant as specified in its charter)

             MICHIGAN                              38-0751137
--------------------------------------------------------------------------------
    (State or other jurisdiction of              (I.R.S. Employer
     incorporation or organization)              Identification No.)


1284 North Telegraph Road, Monroe, Michigan          48162-3390
--------------------------------------------------------------------------------
 (Address of principal executive offices)             (Zip Code)


REGISTRANTS TELEPHONE NUMBER, INCLUDING AREA CODE (734) 241-4414

                              None
--------------------------------------------------------------------------------
Former name, former address and former fiscal year, if changed since last report









Item 5. Other Events


                                    INDEX



Description                                                             Page #

News Release...............................................................3-4

Fourth Quarter Analysis......................................................5

Fourth Quarter Statement of Cash Flows.......................................6

Fourth Quarter Financial Commentary..........................................7

Report of Management Responsibilities*.......................................8

Report of Independent Accountants*...........................................8

Consolidated Balance Sheet*...............................................9-10

Consolidated Statement of Income*...........................................11

Consolidated Statement of Cash Flows*.......................................12

Consolidated Statement of Changes in Shareholders Equity....................13

Notes to Consolidated Financial Statements*..............................14-20

Managements Discussion and Analysis*.....................................20-24

Consolidated Six Year Summary*..............................................25

Unaudited Quarterly Financial Information*..................................26

Dividend and Market Information*............................................27

Investor Information*.......................................................27

Board of Directors and Executives*..........................................28

Signature Page..............................................................29

Consent of Independent Accountants..........................................30



* This information is the same as what is planned to be included in the Companys 2001 Annual Report to shareholders

      LA-Z-BOY INCORPORATED REPORTS FOURTH QUARTER, FULL YEAR RESULTS

MONROE, MI May 30, 2001 - La-Z-Boy Incorporated (NYSE, PCX: LZB) today reported sales for its April 28, 2001 fiscal fourth quarter of $595 million, compared to $654 million in the year-earlier quarter, or $619 million after adjustment for an extra week in the fiscal 2000 period. Net income for fiscal 2001's fourth quarter was $10.3 million or $0.17 per diluted share, after a previously-announced $0.11 per share restructuring charge. Prior to the restructuring charge, net income for the quarter was $0.28 per diluted share, compared to $0.49 per diluted share or $29.7 million in the same period of fiscal 2000, a decline of 43 percent. These results were in line with the company's previous guidance.

For the company's 52-week fiscal year ended April 28, 2001, sales totaled $2.256 billion, compared to $1.783 billion in 53-week fiscal 2000. After adjusting for the extra week in fiscal 2000 and acquisitions, the proforma year-over-year sales decrease for fiscal 2001 was 1 percent. Net income for fiscal 2001 totaled $68.3 million, or $1.13 per diluted share, after the restructuring charge. Prior to the restructuring charge, net income was $1.24 per diluted share for fiscal 2001, versus $1.60 in the prior year, a 22 percent decrease.

La-Z-Boy Incorporated president and chief operating officer Jerry Kiser said, "We are obviously not pleased with our company's performance last year." Kiser noted that the past year was one of the most difficult periods for the residential furniture industry in recent memory, and included a number of furniture retailer bankruptcies. "This retail disruption cost us a significant amount," he said, "in terms of higher bad debt costs, increased margin pressures, and a decrease in the number of major dealers - particularly in the promotional end of our business."

Kiser continued, "La-Z-Boy Incorporated's management team responded to last year's industry softness by putting a number of programs in place throughout the company to reduce expenses, improve manufacturing productivity and keep production in line with current sales rates. Including our restructuring program, we have reduced total employment throughout the company by about 1,000 jobs, or roughly 5 percent of our workforce since the end of our January fiscal third quarter. We have also taken a significant amount of selective plant downtime at various divisions. While we look forward to an improved tone of business later this year, we are continuing to manage our businesses within the context of an extremely challenging environment. Our best estimate for the July 2001 quarter is for a year-over-year sales decline in the mid single digit area, and earnings per diluted share in the range of $0.05 - $0.10, compared to last year's $0.21, and, for the full fiscal year 2002, our estimate is $1.20 - $1.40."

La-Z-Boy Incorporated chairman Pat Norton added, "The suddenness and severity of the decline in consumer furniture demand in the latter part of calendar 2000 surprised even the most experienced industry executives. Our La-Z-Boy proprietary distribution system - and in particular our nearly 300 Furniture Galleries(R) Stores - performed relatively well in this environment, with sales remaining flat to slightly higher in recent months. Consumer demand for furniture remains quite weak at present, with no indications as yet of an imminent recovery. Our first quarter ending in July is typically a slow period and we are expecting it to be quite challenging this year. However, we believe the aggressive Federal Reserve Board interest rate cuts since the start of calendar 2001 bode well for consumer sentiment as we move into the Fall, which typically is our strongest seasonal period of the year."

La-Z-Boy will hold an investor conference call tomorrow beginning at 11 a.m. EDT. The dial-in number for the call is 800-394-1298. A telephone replay of the call will begin at about 2 p.m. and remain available through June 7th. The number for the telephone replay is 800-642-1687 and the passcode is 159760. The conference call will also be webcast live and will remain available on the Internet for approximately 30 days. Both the live webcast and the archive will be available at www.la-z-boy.com.

La-Z-Boy Background information:
With annual sales in excess of $2 billion, La-Z-Boy Incorporated is the largest U.S. residential furniture producer, employing more than 20,000 people company wide and operating 55 manufacturing facilities in ten states and four foreign countries. The La-Z-Boy Incorporated family of companies - Alexvale, American Drew, Bauhaus, Centurion, Clayton Marcus, England, Hammary, HickoryMark, Kincaid, La-Z-Boy, La-Z-Boy Contract Furniture Group, Lea, Pennsylvania House, Pilliod and Sam Moore - produces furniture for every room of the home and office. And, under the American of Martinsville brand name, La-Z-Boy is also a leading manufacturer of contract furniture for the hospitality and assisted-living markets.

La-Z-Boy Incorporated's vast distribution network of proprietary retailers, which includes 289 La-Z-Boy Furniture Galleries(R) and 319 La-Z-Boy In-Store Gallerys, in-store gallery programs at Kincaid, Pennsylvania House and Clayton Marcus, England's Custom Comfort Centers and Lea's Kid's Generation displays, contains over 9 million square feet of retail floor space dedicated exclusively to selling La-Z-Boy products. According to industry trade publication Furniture/Today, the La-Z-Boy Furniture Galleries retail network by itself represents the industry's sixth largest U.S. furniture retailer. La-Z-Boy's stock is traded on the New York and Pacific stock exchanges under the trading symbol: LZB. Additional information on the company is available at www.la-z-boy.com.

Forward-looking Information:
Any forward-looking statements contained in this report represent management's current expectations, based on present information and current assumptions. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to changes in consumer sentiment, the impact of interest rate changes on the economy, the impact of imports, the effect of certain manufacturing restructuring actions and other factors identified from time to time in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking statements, either to reflect new developments, or for any other reason.

   Additional Information:
This news release is just one part of La-Z-Boy's financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, including the company's most recent Form 10-Q report. The company's recently-filed Form 8-K contains the latest quarter's income statement, balance sheet, cash flow statement, segment information and additional management discussion and analysis of the financial results, and is available at www.la-z-boy.com

                              LA-Z-BOY INCORPORATED
                        CONSOLIDATED STATEMENT OF INCOME
                  (Amounts in thousands, except per share data)


                                   (UNAUDITED)
                              FOURTH QUARTER ENDED
-------------------------------------------------------------------------------

                           Apr. 28,    Apr. 29,               Percent of Sales
                             2001       2000        % Over    -----------------
                          (13 Weeks) (14 Weeks)     (Under)    2001      2000
                          ---------- -----------   ------------------   -------

Sales                      $594,771    $654,497       -9%     100.0%    100.0%
Cost of sales               473,120     498,087       -5%      79.5%     76.1%
                          ---------- -----------   ------------------   -------
     Gross profit           121,651     156,410      -22%      20.5%     23.9%

S, G & A                     97,492     105,345       -7%      16.4%     16.1%

                          ---------- -----------   ------------------   -------
     Operating profit        24,159      51,065      -53%       4.1%      7.8%

Interest expense              4,290       4,222        2%       0.7%      0.6%
Interest income                 495         450       10%       0.1%      0.1%
Other income (expense)       (1,668)        661     -352%      -0.4%      0.1%

                          ---------- -----------   ------------------   -------
     Pretax income           18,696      47,954      -61%       3.1%      7.4%

Income tax expense            8,396      18,240      -54%      44.9% *   38.0% *

                          ---------- -----------   ------------------   -------
     Net income             $10,300     $29,714      -65%       1.7%      4.5%
                          ========== ===========   =======   ========   =======

  Basic EPS                   $0.17       $0.49      -65%

  Diluted average shares     60,571      61,058       -1%

  Diluted EPS                 $0.17       $0.49      -65%

  Dividends paid per share    $0.09       $0.08       13%


* As a percent of pretax income, not sales.




                                         Unaudited Segment Analysis
                                     Fourth Quarter Ended April 28, 2001
                               -------------------------------------------------
                                     Sales                  Operating Profit
                               ----------------      ---------------------------
                                   FY01 Over/
                                 (Under) FY00         FY01
                               ----------------       Over     Percent of Sales
                                          Pro        (Under)   -----------------
                               Actual    forma        FY00       FY01      FY00
                               ------    ------      -------    -------   ------
Residential upholstery           -5%        2%          -5%       9.0%     9.5%
Residential casegoods           -23%      -16%        -149%      -4.1%     6.0%
Contract                        -19%      -12%        -189%      -6.0%     4.8%
Unallocated corporate
     costs & elminations         N/A       N/A         186%        N/A      N/A
                               ------    ------      -------    -------   ------
             Consolidated        -9%       -4%         -53%       4.1%     7.8%
                               ======    ======      =======    =======   ======

                             LA-Z-BOY INCORPORATED
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (Amounts in thousands)

                                                                Unaudited
                                                        -----------------------
                                                         Fourth Quarter Ended
                                                        -----------------------
                                                        Apr. 28,      Apr. 29,
                                                          2001          2000
                                                        ---------    ----------
Cash flows from operating activities
    Net income                                            $10,300       $29,714

  Adjustments to reconcile net income to
   net cash provided by operating activities
      Depreciation and amortization                        14,678        11,381
      Change in receivables                               (14,135)      (50,836)
      Change in inventories                                24,527        14,367
      Change in payables                                    2,046        (8,118)
      Change in other assets and liabilities               24,997        14,341
      Proceeds from insurance recovery                          -             -
      Change in deferred taxes                            (12,142)       (2,680)

                                                        ---------    ----------
          Total adjustments                                39,971       (21,545)

                                                        ---------    ----------
           Cash provided by operating activities           50,271         8,169

Cash flows from investing activities
    Proceeds from disposals of assets                       1,642           412
    Capital expenditures                                  (14,357)       (9,167)
    Acquisition of operating division, net of cash
      acquired                                                  -         2,828
    Change in other investments                            (2,661)       (3,642)

                                                        ---------    ----------
             Cash used by investing activities            (15,376)       (9,569)

Cash flows from financing activities
    Proceeds from debt                                     10,380       118,622
    Proceeds from payments of debt                        (40,065)     (106,721)
    Capital leases                                              -             -
    Capital lease principal payments                         (159)         (214)
    Stock for stock option plans                            2,358         2,235
    Stock for 401(k) employee plans                         1,235           787
    Purchase of La-Z-Boy stock                               (506)      (10,184)
    Payment of cash dividends                              (4,496)       (4,903)

                                                        ---------    ----------
       Cash provided/(used) by financing activities       (31,253)         (378)

Currency translation adjustments                             (486)         (400)

                                                        ---------    ----------
Net change in cash and equivalents                          3,156        (2,178)

Cash and equivalents at beginning of period                20,409        16,531

                                                        ---------    ----------
Cash and equivalents at end of period                     $23,565       $14,353
                                                        =========    ==========

Cash paid during period         -Income taxes             $11,227       $12,946
                                -Interest                  $4,741        $2,984

                       Fourth Quarter Financial Commentary
                       -----------------------------------

     Sales declined 9% from the prior year; however, the current year contained 13 weeks for all operating divisions compared to 14 weeks for most divisions in the prior year's fourth quarter. After adjusting for this difference in weeks, proforma consolidated sales declined 4%. The 4% proforma sales decrease was primarily due to weak furniture industry demand and impacts of retailer financial difficulties. Proforma Residential Upholstery sales increased 2%, Residential Casegoods decreased 16% and Contract sales decreased 12%. The 2% Residential Upholstery segment's proforma sales growth continued a small positive trend for the last three quarters. Growth was higher than the other segments in part because of a larger percentage of sales from proprietary dealers, not as much of an impact from financially troubled retailers and less competition from imports. The 16% proforma decline in Residential Casegoods sales continued a quarterly trend of increased unfavorable impacts from the loss of sales due to financially troubled retailers. Residential Casegoods sales backlogs have continued to decline and are now at a very low level at most divisions in this segment. Contract proforma sales declined 12% from the prior year's quarter which is an improvement relative to the prior 19% third quarter decline. Contract sales were affected by weak demand across all of its major product lines.

The gross profit margin declined to 20.5% of sales compared to 23.9% in the prior year's third quarter. Over $11 million of the $35 million decline was due to a one time restructuring charge announced in April. Most of the related decline in margin was due to the 4% decline in proforma sales.

     As a percent of sales, Selling, General and Administrative (SG&A) costs increased to 16.4% of sales compared to 16.1% in the prior year's fourth quarter primarily due to a $3.8 million increase to bad debts expense. Management reduced other areas of SG&A expense as a result of programs to trim overhead costs to better match the level of sales.

     Other income declined to a loss of $1.7 million compared to income of $0.7 million in last year's fourth quarter. The other income line historically has major swings in it from quarter to quarter given the nature of many of its components. $0.9 million of the quarter's loss was a one-time adjustment to third quarter Other income.

     Income tax expense increased to 44.9% of pretax income from 38.0% in last year's quarter. The primary reason for the increase was an increase to state income taxes due to an unfavorable mix of legal entity pretax income. A secondary reason was the decline in pretax income relative to flat nondeductible goodwill expense.

                     Report of Management Responsibilities


La-Z-Boy Incorporated
     The management of La-Z-Boy Incorporated is responsible for the preparation of the accompanying consolidated financial statements, related financial data and all other information included in the following pages. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include amounts based on management's estimates and judgements where appropriate.
     Management is further responsible for maintaining the adequacy and effectiveness of established internal controls. These controls provide reasonable assurance that the assets of La-Z-Boy Incorporated are safeguarded and that transactions are executed in accordance with management's authorization and are recorded properly for the preparation of financial statements. The internal control system is supported by written policies and procedures, the careful selection and training of qualified personnel and a program of internal auditing.
     The accompanying report of the Company's independent accountants states their opinion on the Company's consolidated financial statements, based on audits conducted in accordance with auditing standards generally accepted in the United States of America. The Board of Directors, through its Audit Committee composed exclusively of outside directors, is responsible for reviewing and monitoring the financial statements and accounting practices. The Audit Committee meets periodically with the internal auditors, management and the independent accountants to ensure that each is meeting its responsibilities. The Audit Committee and the independent accountants have free access to each other with or without management being present.



Gerald L. Kiser
President and Chief Operating Officer




David M. Risley
Chief Financial Officer


                        Report of Independent Accountants



     To the Board of Directors and Shareholders of La-Z-Boy Incorporated:

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of La-Z-Boy Incorporated and its subsidiaries at April 28, 2001 and April 29, 2000, and the results of their operations and their cash flows for each of the three fiscal years in the period ended April 28, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP

Toledo, Ohio
May 30, 2001

                           Consolidated Balance Sheet

(Amounts in thousands)                          As of      4/28/01     4/29/00
-------------------------------------------------------------------------------

Assets
------

Current assets
   Cash and equivalents...........................         $23,565      $14,353
   Receivables, less allowance of $30,546 in
      2001 and $25,474 in 2000....................         380,867      394,453
   Inventories
      Raw materials...............................          90,381       91,018
      Work-in-progress............................          62,465       63,635
      Finished goods..............................         115,425       98,623
                                                       -----------  -----------
        FIFO inventories..........................         268,271      253,276
        Excess of FIFO over LIFO..................         (10,384)      (7,473)
                                                       -----------  -----------
           Total inventories......................         257,887      245,803
   Deferred income taxes..........................          26,168       22,374
   Other current assets...........................          20,289       15,386
                                                      -----------   -----------
            Total current assets..................         708,776      692,369
Property, plant and equipment
   Buildings and building fixtures................         199,473      189,588
   Machinery and equipment........................         177,851      162,485
   Information systems............................          31,308       27,836
   Land and land improvements.....................          25,490       25,173
   Transportation equipment.......................          17,909       17,454
   Network and production tracking systems........           6,053        6,080
   Other..........................................          24,284       22,755
                                                       -----------  -----------
                                                           482,368      451,371
       Less: accumulated depreciation.............         252,027      223,488
                                                      -----------   -----------
          Property, plant and equipment, net......         230,341      227,883
Goodwill, less accumulated amortization
   of $21,810 in 2001 and $17,360 in 2000.........         112,755      116,668
Trade names, less accumulated amortization of
   $5,792 in 2001 and $1,052 in 2000..............         134,667      135,340
Other long-term assets, less allowance of
   $6,404 in 2001 and $6,747 in 2000..............          35,964       46,037

                                                       -----------  -----------
          Total assets............................      $1,222,503   $1,218,297
                                                       ===========  ===========



The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                           Consolidated Balance Sheet


(Amounts in thousands, except par value)         As of     4/28/01      4/29/00
-------------------------------------------------------------------------------
Liabilities and shareholders' equity
------------------------------------

Current liabilities
   Lines of credit.....................................    $10,380      $8,000
   Current portion of long-term debt...................      5,304       5,119
   Current portion of capital leases...................        541         457
   Accounts payable....................................     92,830      90,392
   Payroll and other compensation......................     78,550      74,724
   Income taxes........................................     11,490       5,002
   Other current liabilities...........................     50,820      53,312
                                                       -----------  ----------
      Total current liabilities........................    249,915     237,006
Long-term debt.........................................    196,923     233,938
Capital leases.........................................      2,496       2,156
Deferred income taxes..................................     45,709      50,280
Other long-term liabilities............................     32,314      31,825
Contingencies and commitments (Note 12)................
Shareholders' equity
   Preferred shares-5,000 authorized; none issued......        --          --
   Common shares, $1 par value-150,000 authorized;
      60,501 outstanding in 2001 and 61,328
      outstanding in 2000..............................     60,501      61,328
   Capital in excess of par value......................    210,924     211,450
   Retained earnings...................................    427,616     392,458
   Accumulated other comprehensive loss................     (3,895)     (2,144)
                                                       -----------  ----------
     Total shareholders' equity....................        695,146     663,092

                                                       -----------  ----------
       Total liabilities and shareholders' equity..     $1,222,503  $1,218,297
                                                       =========== ===========


The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                        Consolidated Statement of Income


(Amounts in thousands,                       4/28/01      4/29/00      4/24/99
except per share data) Fiscal year ended   (52 weeks)   (53 weeks)   (52 weeks)
--------------------------------------------------------------------------------

Sales..................................... $2,256,197   $1,782,916   $1,339,962
Cost of sales.............................  1,753,000    1,350,561      997,975
                                           ----------  -----------  -----------
   Gross profit...........................    503,197      432,355      341,987

Selling, general and administrative.......    382,403      289,507      235,228
                                           ----------  -----------  -----------
   Operating profit.......................    120,794      142,848      106,759

Interest expense..........................     17,960        9,655        4,440
Interest income...........................      1,779        1,976        2,181
Other income, net.........................      7,431        5,144        2,738
                                           ----------  -----------  -----------
   Pretax income..........................    112,044      140,313      107,238

Income tax expense (benefit)
   Federal   -current.....................     44,866       49,491       41,286
             -deferred....................     (6,930)      (3,288)      (4,727)
   State     -current.....................      6,576        7,048        5,114
             -deferred....................       (804)        (552)        (577)
                                           ----------  -----------  -----------
Total income tax expense..................     43,708       52,699       41,096

                                           ----------  -----------  -----------
   Net income.............................    $68,336      $87,614      $66,142
                                           ==========    =========   ==========

   Basic average common shares............     60,550       54,488       52,890

   Basic net income per common share......      $1.13        $1.61        $1.25

   Diluted weighted average common shares.     60,692       54,860       53,148

   Diluted net income per common share....      $1.13        $1.60        $1.24


The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.



                           Consolidated Statement of Cash Flows



                                                                    4/28/01       4/29/00     4/24/99
(Amounts in thousands)                       Fiscal year ended     (52 weeks)    (53 weeks)  (52 weeks)
-------------------------------------------------------------------------------------------------------
Cash flows from operating activities
   Net income..................................................       $68,336      $87,614     $66,142
   Adjustments to reconcile net income to
      net cash provided by operating activities
         Depreciation and amortization.........................        45,697       30,342      22,081
         Change in receivables.................................        13,488      (42,595)    (26,875)
         Change in inventories.................................        (3,159)      (4,703)     (4,607)
         Change in payables....................................         2,438       (4,356)      8,716
         Change in other assets and liabilities................        (7,542)      (2,075)     19,571
         Change in deferred taxes..............................        (8,365)      (5,797)     (3,130)
         Proceeds from insurance recovery......................         5,116          --          --
                                                                    ---------    ---------    --------
             Total adjustments.................................        47,673       29,184      15,756
                                                                    ---------    ---------    --------
         Net cash provided by operating activities.............       116,009       58,430      81,898

Cash flows from investing activities
   Proceeds from disposals of assets...........................         2,302        1,202         401
   Capital expenditures........................................       (37,416)     (37,968)    (25,316)
   Acquisition of operating divisions, net of cash acquired....          --        (57,952)       --
   Change in other long-term assets............................        (2,476)      (9,681)     (4,895)
                                                                    ---------    ---------    --------
         Net cash used for investing activities................       (37,590)    (104,399)    (29,810)

Cash flows from financing activities
   Proceeds from debt..........................................        87,380      175,622        --
   Payment of debt.............................................      (121,830)    (110,319)     (6,786)
   Capital leases..............................................           424          801      (1,199)
   Stock issued for stock option & 401(k) plans................        10,395        9,235       8,333
   Repurchase of common stock..................................       (23,906)     (31,046)    (30,460)
   Dividends paid..............................................       (21,189)     (17,447)    (16,417)
                                                                    ---------    ---------    --------
         Net cash provided by (used for) financing activities..       (68,726)      26,846     (46,529)

Effect of exchange rate changes on cash and equivalents........          (650)         (74)       (709)
                                                                    ---------    ---------    --------

Net increase (decrease) in cash and equivalents................         9,212      (19,197)      4,850

Cash and equivalents at beginning of the year..................        14,353       33,550      28,700

                                                                    ---------    ---------    --------
Cash and equivalents at end of the year........................       $23,565      $14,353     $33,550
                                                                    =========    =========   =========
Cash paid during the year
   -Income taxes...............................................       $57,383      $52,210     $44,842
   -Interest...................................................       $17,480       $7,128      $4,340

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.




                           Consolidated Statement of Changes in Shareholders' Equity



                                                                                          Accumu-
                                                             Capital in                 lated other
                                                Common       excess of       Retained   Comprehen-
(Amounts in thousands)                          shares       par value       earnings     sive loss     Total
--------------------------------------------------------------------------------------------------------------
          At April 25, 1998...............      $17,850        $29,262       $342,146     ($1,049)    $388,209

Three-for-one stock split.................       35,700                       (35,700)                    --
Repurchase of common stock................       (1,700)                      (28,760)                 (30,460)
Stock options/401(k)......................          490          2,320          5,523                    8,333
Dividends paid............................                                    (16,417)                 (16,417)
Comprehensive income
   Net income.............................                                     66,142
   Translation adjustment.................                                                   (892)
   Total comprehensive income.............                                                              65,250
                                               --------      ---------      ---------    --------    ---------
          At April 24, 1999...............       52,340         31,582        332,934      (1,941)     414,915


Repurchase of common stock................       (1,749)                      (29,297)                 (31,046)
Stock options/401(k)......................          609          1,139          7,487                    9,235
Stock issued for acquisition .............       10,128        178,729         11,167                  200,024
Dividends paid............................                                    (17,447)                 (17,447)
Comprehensive income
   Net income.............................                                     87,614
   Translation adjustment.................                                                   (203)
   Total comprehensive income.............                                                              87,411
                                               --------      ---------      ---------    --------    ---------
          At April 29, 2000...............       61,328        211,450        392,458      (2,144)     663,092


Repurchases of common stock...............       (1,618)                      (22,288)                 (23,906)
Stock options/401(k)......................          791           (526)        10,299                   10,564
Dividends paid............................                                    (21,189)                 (21,189)
Comprehensive income
   Net income.............................                                     68,336
   Unrealized loss on marketable
   securities, net of taxes...............                                                   (768)
   Translation adjustment.................                                                   (983)
   Total comprehensive income.............                                                              66,585
                                               --------      ---------       ---------   --------    ---------
          At April 28, 2001...............      $60,501       $210,924        $427,616    ($3,895)    $695,146
                                               ========      =========       =========  =========    =========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                  Notes to Consolidated Financial Statements


Note 1: Accounting Policies

     The following is a summary of significant accounting policies followed in the preparation of these financial statements. Fiscal years 2001 and 1999 included 52 weeks, whereas fiscal year 2000 included 53 weeks.

Principles of Consolidation
     The consolidated financial statements include the accounts of La-Z-Boy Incorporated and its wholly owned subsidiaries, termed "the Company." All significant inter-company transactions have been eliminated. Certain non-U.S. subsidiaries are consolidated on a one-month lag.

Risks and Uncertainties
     The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the U.S., which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, sales and expenses for the reporting periods. Actual results could differ from those estimates.

Cash and Equivalents
     For purposes of the consolidated statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Inventories
     Inventories are valued at the lower of cost or market. Cost is determined on the last-in, first-out (LIFO) basis. Excess of first in, first out basis
(FIFO) over the LIFO basis at April 28, 2001 and April 29, 2000 includes $15 million and $17 million, respectively, for inventory written-up to fair value for 2000 acquisitions. This purchase accounting adjustment reduces earnings in periods that the related inventory is sold.

Property, Plant and Equipment
     Items capitalized, including significant betterments to existing facilities, are recorded at cost. Depreciation is computed using accelerated and straight-line methods over the estimated useful lives of the assets.
     Buildings, land improvements and building fixtures are depreciated over periods of 15-30 years. Machinery and equipment are depreciated over a period of 10 years. Information systems are depreciated over periods of 2-5 years. Transportation equipment is depreciated over 5 years. Network and production tracking systems are depreciated over periods of 5-10 years.

Goodwill
     The excess of the cost of operating companies acquired over the fair value of their net assets is amortized on a straight-line basis over 30 years from the date of acquisition. Goodwill is evaluated periodically for impairment.

Trade Names
     Trade names are amortized on a straight-line basis over 30 years. Trade names are evaluated periodically for impairment.

Revenue Recognition
     Revenue is recognized upon shipment of product. Provision is made at the time revenue is recognized for estimated product returns and warranties as well as other incentives that may be offered to customers. In accordance with Emerging Issues Task Force consensus 00-10, related to accounting for freight revenues, which became applicable in the fourth quarter of fiscal 2001, shipping and handling revenues are included in sales and associated expenses are included in cost of goods sold. Prior period information has been reclassified to reflect this change.

Income Taxes
     Income taxes are provided on all applicable revenue and expense items included in the consolidated statement of income, regardless of the period such items are recognized for income tax purposes.

Foreign Currency Translation
     The functional currency of each foreign subsidiary is the respective local currency. Assets and liabilities are translated at the year end exchange rates and revenues and expenses are translated at average exchange rates for the period. Resulting translation adjustments are recorded as a component of shareholders' equity in other comprehensive income.

Financial Instruments and Hedging
     The Company uses interest rate swap agreements to manage interest rate volatility. As interest rates change the differential to be paid or received under the swap agreements is recognized in interest expense for the period. The Company will adopt SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" in fiscal year 2002. This statement requires that all derivatives be recognized on the balance sheet at fair value.

Reclassification
     Certain prior year information has been reclassified to be comparable to the current year presentation.


Note 2: Restructuring

     In the fourth quarter of fiscal year 2001, the Company recorded a restructuring charge of $11.2 million ($6.9 million after tax) as a result of strategic decisions to rationalize production capacity to achieve more efficient production utilization and exit certain unprofitable product lines. The $11.2 million charge, which is included in cost of sales, included fixed asset writedowns of $4.0 million, severance and benefit related costs of $1.2 million, inventory writedowns of $3.3 million and other restructuring related costs of $2.7 million. Approximately 310 jobs in manufacturing and management will be eliminated as these actions are phased in over the next fiscal year. At fiscal year end, a liability of approximately $3.9 million remained on the consolidated balance sheet to account for restructuring activities. This amount consists of severance and benefit related costs of $1.2 million and other restructuring related costs of $2.7 million.


Note 3: Acquisitions

     On January 29, 2000, the Company acquired LADD Furniture, Inc., then a publicly traded furniture manufacturer, in a stock-for-stock merger, at which time LADD became a wholly owned subsidiary of the Company. The holders of LADD stock received approximately 9.2 million shares of La-Z-Boy common stock in consideration for their LADD shares. In addition, LADD employee stock options then outstanding were replaced by about 1 million La-Z-Boy common stock options. Total consideration, including acquisition costs, was $190 million. On December 28, 1999, the Company acquired all of the outstanding stock of Alexvale Furniture, Inc., a manufacturer of medium-priced upholstered furniture, for a combination of cash and La-Z-Boy common stock totaling $17 million. On June 1, 1999, the Company acquired Bauhaus USA, Inc., a manufacturer of upholstered furniture primarily marketed to department stores, for $59 million, in a cash transaction.
     The above acquisitions have been accounted for as purchases. The acquired companies are included in the Company's financial results immediately following the acquisition dates. The excess of the aggregate purchase prices over the fair value of the net identifiable assets acquired of $74 million has been recorded as goodwill.
     The following unaudited proforma financial information presents combined results of operations of the above companies with the Company as if the acquisitions had occurred as of the beginning of fiscal 1999. The proforma financial information gives effect to certain adjustments resulting from the acquisitions and related financing. The proforma financial information does not necessarily reflect the results of operations that would have occurred had the separate operations of each company constituted a single entity during such periods.


                                             Unaudited, year ended
                                             ---------------------
(Amounts in thousands,        4/28/01        4/29/00       4/24/99
except per share data)      (52 weeks)     (53 weeks)    (52 weeks)
-------------------------------------------------------------------
Sales....................   $2,256,197     $2,301,910    $2,107,938
Net income...............      $68,336        $97,850       $80,221
Earnings per share.......        $1.13          $1.60         $1.28


Note 4: Debt

                              Interest
(Amounts in thousands)         Rates   Maturity   4/28/01   4/29/00
-------------------------------------------------------------------
Revolving credit
   facility..................     5.6%     2005  $130,000   $60,419
Industrial
   revenue bonds.............     4.5%  2002-26    37,227    37,495
Private placement notes......     6.5%     2008    35,000    35,000
Bridge loan facility.........     6.9%     2001      --     105,703
Other debt...................                        --         440
                                                --------- ---------
      Total debt...........................       202,227   239,057
        Less: current portion  ............         5,304     5,119
                                                --------- ---------
                Long-term debt  ...........      $196,923  $233,938
                                                ========= =========
  Weighted avg. interest rate  ............           5.5%     6.4%
                                                ========= =========
           Fair value of debt..............      $202,850  $245,795
                                                ========= =========

     On May 12, 2000, the Company entered into a $300 million unsecured revolving credit facility with a group of banks and used the proceeds to retire an unsecured $150 million bridge loan facility, which had been put into place to finance the acquisition of LADD, and to retire a $75 million unsecured revolving line of credit. The $300 million credit facility uses a performance based interest rate grid with pricing ranging from LIBOR plus .475% to LIBOR plus
 .800% based on the Company's consolidated debt to capital ratio and also requires that certain covenants be met. The revolving credit facility expires on May 12, 2005.
     Industrial revenue bonds were used to finance the construction of manufacturing facilities. The facilities constructed from the bond proceeds are pledged as collateral for the bonds.
     The Company has entered into several interest rate swap agreements with counter-parties that are participants in the revolving credit facility to reduce the impact of changes in interest rates on the floating rate debt. The Company believes that potential credit loss from counter-party non-performance is minimal. The purpose of these swaps is to fix interest rates on a notional amount of $70 million for a three year period at 6.095% plus the applicable borrowing spread under the revolving credit facility. The fair market value of the swaps would require payment of $2 million at April 28, 2001 if the company were to terminate the agreement.
     Maturities of long term debt, other than the revolving credit facility, subsequent to April 28, 2001 are; $5 million in 2002, $0 million in 2003, $0 million in 2004, $4 million in 2005, $0 million in 2006 and $63 million thereafter. As of April 28, 2001, unused lines of credit and commitments remained of $275 million under several credit arrangements.


Note 5: Leases

     The Company has operating leases for manufacturing facilities, executive and sales offices, warehousing and showrooms, as well as for equipment for manufacturing, transportation and data processing. The operating leases expire at various dates through 2026. Certain transportation leases contain a provision for the payment of contingent rentals based on mileage in excess of stipulated amounts. The Company leases additional transportation and other equipment under capital leases expiring at various dates through 2009. The majority of these capital leases include bargain purchase options.
     Minimum lease payments under capital and operating leases for the five years subsequent to April 28, 2001 are $12 million, $11 million, $10 million, $7 million and $4 million, respectively.


Note 6: Financial Guarantees

     The Company has provided unsecured financial guarantees relating to loans and leases in connection with certain La-Z-Boy Furniture Gallaries(R). The amounts of the guarantees are shown in the following table. Because almost all guarantees are expected to retire without being funded, the contract amounts are not estimates of future cash flows.

(Contract amounts in thousands)         4/28/01       4/29/00
---------------------------------------------------------------
Loan Guarantees...................      $20,034       $17,446
Lease Guarantees..................      $10,651       $11,213

     The guarantees require the dealers to make periodic payments to the Company in exchange for the guarantees. Terms of current guarantees generally range from one to five years.
     The guarantees have off-balance-sheet credit risk because only the periodic payments and any accrual for probable loss are recognized until a guarantee expires. Credit risk represents the accounting loss that would be recognized at the reporting date if counter-parties failed to perform completely as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that no amounts could be recovered from other parties.

Note 7: Stock Option Plans

     Shareholders approved an employee Incentive Stock Option Plan that provides grants to certain employees to purchase common shares of the Company at not less than their fair market value at the date of grant. Outstanding options are for five years and ten years and become exercisable at 25% per year beginning one year from the date of grant. The plan originally authorized grants of options up to 7,500,000 common shares for this plan.


                                              Number      Weighted avg.
                                             of shares    exercise price
       -----------------------------------------------------------------
       Outstanding at April 25, 1998.....     1,340,559       $10.87
       Granted...........................       422,220        17.58
       Exercised.........................      (314,814)        9.86
       Expired or cancelled..............       (43,779)       13.82

                                             ----------
       Outstanding at April 24, 1999.....     1,404,186       $13.02
       Granted...........................     1,423,822        17.33
       Exercised.........................      (351,919)       10.64
       Expired or cancelled..............       (75,185)       17.87

                                             ----------
       Outstanding at April 29, 2000.....     2,400,904       $15.65
       Granted...........................       716,930        15.50
       Exercised.........................      (449,852)       10.84
       Expired or cancelled..............      (139,697)       18.11

                                             ----------
       Outstanding at April 28, 2001.....     2,528,285
                                             ==========
       Exercisable at April 28, 2001.....     1,291,386       $15.10
       Shares available for grants at
          April 28, 2001.................     4,885,817



                                                              Weighted
                                            Weighted          remaining
        Range of ex-     Number of        avg. exercise      contractual
       ercise prices      shares              price             life
       ----------------------------------------------------------------
        $9.12-$13.23        667,730       $10.14-$13.23            2.07
         13.25-17.58      1,307,575         14.19-17.58            3.94
         17.85-18.44         85,462               17.93            5.35
       $23.75-$34.33        467,518         23.75-26.22            3.18
       ----------------------------------------------------------------
                          2,528,285              $16.33            3.35


          Range of              Stock options         Weighted avg. ex-
       exercise prices           exercisable            ercise price
       ----------------------------------------------------------------
         $9.12-$13.23                 594,025                    $11.28
          13.25-17.58                 444,567                     15.96
          17.85-18.14                  75,727                     17.94
        $23.75-$34.33                 177,067                     24.57
       ----------------------------------------------------------------
                                    1,291,386                    $15.10

     The shareholders have also approved Restricted Share Plans. Under one plan, a committee of the board of directors is authorized to offer for sale up to an aggregate of 750,000 common shares to certain employees. Under a second plan, up to an aggregate of 150,000 common shares are authorized for sale to non-employee directors. Under the restricted share plans, shares are offered at 25% of the fair market value at the date of grant. The plans require that all shares be held in an escrow account for a period of three years in the case of an employee, or until the participant's service as a director ceases in the case of a director. In the event of an employee's or director's termination during the escrow period, the shares must be sold back to the Company at the employee's cost.
     Common shares aggregating 8,700 were granted and issued during fiscal year 2001 and 3,600 were granted and issued during fiscal year 2000, under the directors' plan. Common shares remaining for future grants under the directors' plan amounted to 83,700 at April 28, 2001.
     Common shares aggregating 68,750 and 47,625 were granted and issued during fiscal years 2001 and 2000, respectively, under the employee Restricted Share Plan. Common shares remaining for future grants under this plan amounted to 497,095 at April 28, 2001.
     Shareholders have also approved a Performance-Based Restricted Stock Plan. This plan authorized awards up to an aggregate of 1,200,000 common shares to key employees. Grants of shares or short-term options to purchase shares are based on achievement of goals over a three-year performance period. At April 28, 2001, target awards were outstanding for which up to approximately 520,000 common shares may be issued in fiscal years 2002 through 2004 based on three outstanding target awards, depending on the extent to which certain performance objectives are met. The cost of awards is expensed over the performance period. In 2001, 98,460 common shares were issued for the three year period that ended in 2000.
     As permitted by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," the Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations.
     Had the Company elected to recognize compensation cost for stock options based on the fair value method of accounting prescribed by SFAS No. 123, the additional after tax expense relating to the stock options would have been $2.6 million in 2001, $1.8 million in 2000 and $0.7 million in 1999. Actual expense relating to the stock options was $0.8 million in 2001, $1.5 million in 2000 and $2.7 million in 1999.
     Proforma net income and earnings per share would have been as follows (for the fiscal years ended):

     (Amounts in thousands,        4/28/01      4/29/00    4/24/99
     except per share data)       (52 weeks)  (53 weeks)  (52 weeks)
     ---------------------------------------------------------------
     Net income................      $65,718    $85,832      $65,424
     Basic net income per
        common share...........        $1.09      $1.58        $1.24
     Diluted net income per
        common share...........        $1.08      $1.56        $1.23

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes model with the following assumptions:

                                     4/28/01    4/29/00    4/24/99
                                   (52 weeks) (53 weeks) (52 weeks)
     ----------------------------------------------------------------
     Risk free interest rate...       4.95%      6.6%       5.15%
     Dividend rate.............       1.9%       2.0%       1.6%
     Expected life in years....       5.0        5.0         4.4
     Stock price volatility....       45%        41%         39%


Note 8: Retirement/Welfare

     The Company has contributory and non-contributory retirement plans for substantially all factory employees.
     Eligible salaried employees are covered under a trusteed profit sharing retirement plan. Discretionary cash contributions to a trust are made annually based on profits.
     The Company maintains certain Non-Qualified Deferred Compensation (NQDC) plans for eligible highly compensated employees including those discussed below.
     The Company has provided executive life insurance to certain highly compensated employees. Such employees are not eligible for current contributions to the profit sharing plan or the non-qualified deferred compensation plan.
     A division of the Company maintains a non-qualified defined benefit retirement plan for certain existing and former salaried employees. Included in other long-term liabilities were plan obligations of $11.7 million in 2001 and $10.6 million in 2000. Included in other long-term assets were $7.6 million in 2001 and $3.9 million in 2000 of available for sale marketable securities to fund future obligations of this plan. This information is not included in the obligation charts.
     Also, voluntary 401(k) retirement plans are offered to eligible employees within certain U.S. operating divisions. Currently over 70% of eligible employees are participating in the plans. For most divisions, the Company makes matching contributions based on specific formulas and this match is made in La-Z-Boy common shares. The Company maintains defined benefit pension plans for eligible factory hourly employees at some divisions. The net periodic pension cost and retirement costs are as follows (for the fiscal years ended):


     (Amounts in thou-            4/28/01     4/29/00     4/24/99
     sands)                     (52 weeks)  (53 weeks)  (52 weeks)
     -------------------------------------------------------------
     Service cost.............     $2,676      $2,791      $2,785
     Interest cost............      4,013       3,644       3,739
     Actual return on plan
        assets................     (1,903)        999      (5,458)
     Net amortization and
        deferral..............     (2,648)     (5,793)       (278)
                                  -------     -------    --------
     Net periodic pension
        cost..................      2,138       1,641         788
                                  =======     =======    ========

     Profit sharing
        /NQDC.................     10,579       7,522       6,851
     401(k)...................      3,744       2,954       2,174
     Other....................        906         637         652
                                  -------     -------    --------
     Total retirement costs...    $17,367     $12,754     $10,465
                                  =======     =======     =======

           The funded status of the pension plans was as follows:

     (Amounts in thousands)                        4/28/01    4/29/00
     ------------------------------------------------------------------
     Change in benefit obligation
      Benefit obligation at beginning of year..    $56,168    $50,310
       Service cost............................      2,676      2,791
       Interest cost...........................      4,013      3,644
       Amendments and new plans................     (5,142)     1,879
       Actuarial gain (loss)...................        472        (82)
       Benefits paid...........................     (2,644)    (2,374)
                                                   -------    -------
        Benefit obligation at end of year......     55,543     56,168
     Change in plan assets
      Fair value of plan assets at
       beginning of year.......................     56,565     58,166
      Actual return on plan assets.............      1,573       (999)
      Employer contribution....................        923      1,772
      Benefits paid............................     (2,644)    (2,374)
                                                   -------    -------
       Fair value of plan assets at year end...     56,417     56,565
                                                   -------    -------
     Funded status                                     874        397
      Unrecognized actuarial gain..............      2,430      4,642
      Unamortized prior service cost...........        934        597
                                                  --------   --------
       Prepaid benefit cost....................     $4,238     $5,636
                                                  ========   ========

     The expected long-term rate of return on defined benefit plan assets was 8.0% for fiscal years 2001, 2000 and 1999. The weighted-average discount rate used in determining the actuarial present value of projected benefit obligations was 7.7% in fiscal year 2001 and 6.8% for fiscal years 2000 and 1999. Vested benefits included in the projected benefit obligation were $56 million and $50 million at April 28, 2001 and April 29, 2000, respectively. Plan assets are invested in a diversified portfolio that consists primarily of debt and equity securities.
     While the plans presented in the tables are over funded in total there are two plans included with aggregate pension benefit obligations of $8.5 million and $7.1 million as well as aggregate pension plan assets of $6.7 million and $6.3 million as of April 28, 2001 and April 29, 2000 respectively.


Note 9: Health Care

     Eligible employees have an opportunity to participate in group health plans. Most participating employees pay their portion of health care through pretax payroll deductions. Health-care expenses were as follows (for the fiscal years ended):
                                   4/28/01      4/29/00      4/24/99
     (Amounts in thousands)      (52 weeks)   (53 weeks)   (52 weeks)
     ----------------------------------------------------------------
     Gross health care..........   $76,989      $50,895      $37,698
     Participant payments.......   (19,132)     (13,277)      (9,406)
                                  --------     --------      -------
        Net health care.........   $57,857      $37,618      $28,292
                                  ========     ========     ========

     The Company makes annual provisions for any current and future retirement health-care costs which may not be covered by retirees' collected premiums.

Note 10:  Income Taxes

     The primary components of the Company's deferred tax assets and (liabilities) were as follows:

     (Amounts in thousands)                       4/28/01    4/29/00
     ----------------------------------------------------------------
     Current
       Bad debt..............................      $16,302   $13,897
       Warranty..............................        8,660     8,701
       Workers' compensation.................        2,933     2,639
       NQDC/other............................        2,313     1,711
       Inventory.............................       (9,332)   (8,516)
       State income tax......................          995     1,024
       Stock options.........................        1,155     1,683
       Receivables - mark to market..........       (2,634)   (5,269)
       Restructuring.........................        1,501        --
       Other.................................        4,275     6,504
                                                   -------   -------
        Total current deferred tax asset.....       26,168    22,374
     Noncurrent
       Trade names...........................      (44,703)  (46,252)
       Pension...............................       (2,254)   (3,672)
       Net operating losses..................          --      1,414
       Other.................................        1,248      (356)
       Valuation allowance...................          --     (1,414)
                                                   -------   -------
        Total noncurrent deferred tax
         liabilities.........................      (45,709)  (50,280)
                                                  --------  --------
        Net deferred tax (liability).........     ($19,541) ($27,906)
                                                  ========  ========

     During fiscal year 2000 a valuation allowance of $1.4 million was established for the deferred tax asset related to a Net Operating Loss (NOL) carry forward for an acquired subsidiary of LADD. Due to a favorable change in IRS regulations this NOL was utilized to reduce taxable income on LADD's 1999 federal tax return that was filed in 2001. The benefit of this NOL utilization has been recorded as a reduction to goodwill.


     (% of pretax income)                4/28/01   4/29/00     4/24/99
     ------------------------------------------------------------------
     Statutory tax rate..............      35.0%     35.0%       35.0%
     Increase (reduction) in income
        taxes resulting from:
        State income taxes net of
          federal benefit............       3.4       3.0         2.7
        Tax credits..................      (0.3)     (0.1)       (0.1)
        Goodwill.....................       1.4       0.9         0.7

        Tax loss carry forwards......       --       (1.1)        0.1

        Miscellaneous items..........      (0.5)     (0.1)       (0.1)
                                           ----      ----        ----
        Effective tax rate...........      39.0%     37.6%       38.3%
                                           ====      ====        ====

Note 11: Earnings Per Share

     Basic net income per share is computed using the weighted-average number of shares outstanding during the period. Diluted net income per share uses the weighted average number of shares outstanding during the period plus the additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The Company's dilutive potential common shares are for employee stock related plans described in Note 7.

                                              Fiscal year ended
                                        -----------------------------
     (Amounts in thousands)             4/28/01    4/29/00   4/24/99
     ----------------------------------------------------------------
     Weighted average common shares
        outstanding (basic)...........   60,550     54,488    52,890
     Effect of options................      142        372       258
                                         ------     ------   -------
     Weighted average common shares
        outstanding (diluted).........   60,692     54,860    53,148
                                         ======     ======    ======

Note 12: Contingencies

     The Company has been named as a defendant in various lawsuits arising in the ordinary course of business. It is not possible at the present time to estimate the ultimate outcome of these actions; however, management believes that the resultant liability, if any, will not be material based on the Company's previous experience with lawsuits of these types.
     The Company has been named as a potentially responsible party (PRP) at six environmental clean-up sites. Based on a review of all currently known facts and the Company's experience with previous environmental clean-up sites, management does not anticipate that future expenditures for environmental clean-up sites will have a material adverse effect on the Company.

Note 13: Related Parties

     The Company invests in cash and equivalents with a bank whose board of directors includes two members of the board of directors. At the end of fiscal year 2001 and 2000, $22 million and $5 million, respectively, was invested in cash and equivalents with this bank. Trade and notes receivables include $8.5 million due from a dealer who is a relative of a member of the board of directors in 2001.


Note 14: Segments

     The Company has three reportable segments: Residential Upholstery, Residential Casegoods and Contract.
     The Residential Upholstery segment is comprised of operating divisions that primarily manufacture and sell upholstered furniture to dealers. Upholstered furniture includes recliners, sofas, occasional chairs and reclining sofas that are mostly or fully covered with fabric, leather, or vinyl. The operating divisions included in the Residential Upholstery segment are Bauhaus, Centurion, Clayton Marcus, Distincion Muebles, England, HickoryMark, La-Z-Boy, Pennsylvania House Upholstery, and Sam Moore.
     The Residential Casegoods segment is comprised of operating divisions that primarily manufacture or sell hardwood or hardwood veneer furniture to dealers. Casegoods furniture includes dining room tables and chairs, bed frames and bed boards, dressers, coffee tables and end tables. The operating divisions included in the Residential Casegoods segment are American Drew, Hammary, Kincaid, Lea, Pennsylvania House Casegoods and Pilliod.
     The Contract segment is comprised of operating divisions that primarily manufacture and sell to hospitality, business, government, healthcare and assisted living facilities. The operating divisions included in the Contract segment are American of Martinsville and La-Z-Boy Contract Furniture Group.
     The Company's unallocated assets include trade names, goodwill and various other assets. The Company's largest customer is less than 5% of consolidated sales.
     The accounting policies of the operating segments are the same as those described in Note 1. Segment operating profit is based on profit or loss from operations before interest income and expense, other income and income taxes. Certain corporate costs are allocated to the segments based on revenues and identifiable assets. Identifiable assets are cash and cash equivalents, notes and accounts receivable, FIFO inventories and net property, plant, and equipment. Information used to evaluate segments is as follows (for the fiscal years ended):

     (Amounts in                   4/28/01      4/29/00      4/24/99
     thousands)                  (52 weeks)   (53 weeks)   (52 weeks)
     ----------------------------------------------------------------
     Sales
       Residential upholstery.  $1,516,075   $1,345,553   $1,061,926
       Residential casegoods..     537,241      320,989      200,322
       Contract...............     202,881      116,374       77,714
                               -----------   ----------   ----------
        Consolidated..........   2,256,197    1,782,916    1,339,962
                               ===========   ==========   ==========
     Operating profit
       Residential upholstery.     126,033      122,671       99,462
       Residential casegoods..      11,810       23,165       11,787
       Contract...............       3,431        4,592         (609)
       Unallocated corporate
        costs and other.......     (20,480)      (7,580)      (3,881)
                               -----------   ----------   ----------
        Consolidated..........     120,794      142,848      106,759
                               ===========   ==========   ==========
     Depreciation and amortization
       Residential upholstery.      20,994       17,367       13,995
       Residential casegoods..       9,643        5,039        3,806
       Contract...............       4,314        2,025        1,376
       Corporate eliminations
        and other.............      10,746        5,911        2,904
                               -----------   ----------   ----------
        Consolidated..........      45,697       30,342       22,081
                               ===========   ==========   ==========
     Capital expenditures
       Residential upholstery.      20,710       28,376       19,388
       Residential casegoods..      11,232        4,989        4,248
       Contract...............       3,255        2,393        1,412
       Corporate eliminations
        and other.............       2,219        2,210          268
                               -----------   ----------   ----------
        Consolidated..........      37,416       37,968       25,316
                               ===========   ==========   ==========
     Assets
       Residential upholstery.     555,538      530,321      399,803
       Residential casegoods..     244,916      262,449       97,804
       Contract...............     101,668      102,564       30,800
       Corporate eliminations
        and other.............         923       (5,370)      15,848
        Unallocated assets.....    319,458      328,333       85,537
                               -----------   ----------   ----------
        Consolidated..........  $1,222,503   $1,218,297     $629,792
                               ===========   ==========   ==========
     Sales by country
       United States                   96%          94%          93%
       Canada and other                 4%           6%           7%
                                     ----         ----          ---
                                      100%         100%         100%
                                     ====         ====         ====

                      Management's Discussion and Analysis

      This Management's Discussion and Analysis should be read in conjunction with the accompanying Report of Management Responsibilities, Report of Independent Accountants, Consolidated Financial Statements and related Notes.
     La-Z-Boy Incorporated is the largest furniture manufacturer in the U.S., the largest reclining-chair manufacturer in the world and North America's largest manufacturer of upholstered furniture.
     Fiscal year 2001 (FY01) contained 52 weeks compared to 53 weeks in fiscal year 2000 (FY00).
     Selected prior year information has been reclassified to reflect freight revenue in Sales and the associated expense in Cost of sales in order to be comparable to current year information.

Analysis of Operations
Year Ended April 28, 2001
(2001 compared with 2000)

                                    FY01
                                    over       Fiscal year ended
                                   (under)    ------------------
                                    FY00       4/28/01   4/29/00
-----------------------------------------------------------------
Sales............................    27%       100.0%     100.0%
Cost of sales....................    30%        77.7%      75.8%
                                    ---        -----     ------
   Gross profit...................   16%        22.3%      24.2%
Selling, general and
   administrative.................   32%        16.9%      16.2%
                                    ---        -----     ------
   Operating profit...............  (15%)        5.4%       8.0%
Interest expense..................   86%         0.8%       0.5%
Interest income...................  (10%)        0.1%       0.1%
Other income......................   44%         0.3%       0.3%
                                    ---        -----     ------
   Pretax income..................  (20%)        5.0%       7.9%
Income tax expense*...............  (17%)       39.0%      37.6%
                                    ---        -----     ------
   Net income.....................  (22%)        3.0%       4.9%
                                    ===        =====     ======

   Diluted earnings per share.....  (29%)
   Dividends per share............    9%
   *As a percent of pretax income.

                         Segment Analysis
                         ----------------
                               Sales          Operating Profit
                          --------------   ----------------------
                           FY01 Over                 Percent of
                          (Under)FY00                  Sales
                          -------------- FY01 Over  -------------
                                  Pro-   (Under)
                          Actual  Forma   FY00     FY01     FY00
-----------------------------------------------------------------
Residential upholstery...  13%      2%        3%   8.3%     9.1%
Residential casegoods....  67%     (4%)     (49%)  2.2%     7.2%
Contract.................  74%    (11%)     (25%)  1.7%     3.9%
Unallocated corp.
 costs & eliminations....  N/A     N/A      170%    N/A     N/A
                          ----    ----     ----    ----    ------
    Consolidated.........  27%     (1%)    (15%)   5.4%     8.0%
                         ====    ====      ====   ====     ====

     Year 2001 sales of $2.3 billion were 27% greater than 2000 because of acquisitions. On a proforma basis adjusting for acquisitions and the extra week in 2000, sales declined by 1%.
     Residential Upholstery proforma sales increased 2%. This small growth in sales was due primarily to weakened furniture demand. Selling price increases were nominal given the competitive environment and frail economy, while the sales growth rate was stronger than in the two other segments. This relative sales strength was due to a higher percentage of sales coming from proprietary dealers, growth in proprietary dealer locations, growth in proprietary sales per square foot, and strong brand names. Historically, the growth in sales in the Residential Upholstery segment, which contains the Company's largest division, La-Z-Boy, has been stronger than other segments and the rest of the furniture industry in slow times. 2001 was no exception.
     Residential Casegoods proforma sales declined 4%. The loss of sales due to the financial difficulties of large national or regional retailers was the primary reason for the decline. Competition from imports, primarily from the Far East, is another reason for the decline in sales. Also, the casegoods segment has a greater percentage of its sales in middle and lower price points than Residential Upholstery. Middle and lower price points historically have been harder hit by unfavorable demand declines than upper price points when the economy slows, in part because consumers typically defer casegoods purchases longer than upholstered product purchases.
     Contract proforma sales declined 11%. The assisted-living sector is the primary area of decline. Seven of the top ten skilled nursing providers filed for some level of bankruptcy protection in the last few years. The assisted-living sector of the economy continued to suffer from high labor costs, patient liability claims and reduced federal funding for extended care facilities. Another cause of the 11% proforma sales decline was an early fiscal year 2000 major business interruption at a supplier, which prevented bidding on future sales contracts in the hospitality (hotel/motel) market. This is related to the insurance recovery discussed in other income. In 2001, $5 million was received as an insurance recovery for this business interruption but its indirect unfavorable effects to sales were large in 2001. The hospitality sector was also impacted by declining travel related to higher fuel costs, a reduced commitment to refurbishing and increased competition from smaller regional competitors; especially those based in Canada that were able to leverage currency advantages. Declines in sales were also experienced in the office market in line with what the rest of this sector is experiencing due to the weak economy.
     Gross profit as a percent of sales for 2001 decreased to 22.3% from 24.2% in 2000. The primary causes of this decrease included the sales slowdown, production declines, restructuring expenses to better adjust capacity to demand (Note 2) and acquisitions with below average gross margin compared to those businesses that made up the company during the majority of last year.
     Selling, general and administrative expense (S,G&A expense) increased to 16.9% of sales in 2001 from 16.2% in 2000. Bad debt expense increased to $17.3 million from $5.6 million and was the primary reason for the increase in S,G&A as a percent of sales. Several major retailers either declared bankruptcy or are experiencing significant financial difficulties. This financially weak retailer environment was present throughout the furniture industry for most of 2001. Higher research and development expenditures were another reason for the increase in SG&A expense as a percent of sales. These R&D expenses were planned and represent targeted efforts to improve both existing products and develop new products. Various other expenses such as sales and administrative expenses also increased as a percent of sales due to the unfavorable effects of acquisitions that had higher than average SG&A expenses as a percent of sales. Bonus and warranty expenses declined as a percent of sales.
     Consolidated operating profit margin decreased to 5.4% in 2001 from 8.0% in 2000 due primarily to the items discussed above. Unfavorable company mix also affected operating profit margin. That is, acquired divisions had lower than average margins compared with existing divisions.
     Residential Upholstery operating margin declined to 8.3% of sales from 9.1% primarily due to declines in profitability in some lower price point product lines. To maintain sales volume to adequately cover fixed costs, aggressive pricing, advertising and other promotional efforts contributed to lower margins.
     Residential Casegoods operating margin declined to 2.2% of sales from 7.2%. This is the segment that was most affected by declining sales and the higher bad debt expense caused by major retailers in bankruptcy or financial difficulty. Additionally, the majority of the restructuring costs (Note 2) were in this segment. This segment also had the most unfavorable company mix effects on operating margin of any segment. Similar to the Residential Upholstery segment, part of the decline in margin was also due to aggressive merchandising and other efforts relating to some lower price point product lines to maintain production volume to adequately cover fixed costs.
     Contract operating profit margin declined to 1.7% from 3.9%. The primary reasons for this decline were the factors mentioned in the Contract sales paragraph relating to declines in volume, competitive pressure on pricing, and some restructuring expense (Note 2). This expense was related to inventory and fixed asset writedowns, as well as severance and benefit-related costs.
     Interest expense increased 86% over last year primarily from increased debt associated with 2000 acquisitions.
     Income tax expense as a percent of pretax income of 39.0% in 2001 is up from 37.6% in 2000 primarily due to the utilization of tax loss carryforwards which benefited the prior year as well as the larger impact in 2001 of non-deductible goodwill amortization on lower pretax income.
     Other income increased $2.3 million or 44% over the prior year. An increase of about $4.9 million occurred as a result of a one-time business interruption insurance recovery offset in part by $2.4 million of miscellaneous non-operating expenses.

Analysis of Operations
Year Ended April 29, 2000
(2000 compared with 1999)

     Year 2000 sales of $1.8 billion were 33% greater than 1999. Most of the sales dollar growth was due to acquisitions. Internal growth of existing operations was 9% and a small part of the sales increase was due to an extra week in 2000 compared to 1999. Selling price increases per unit were small, and there were no significant sales mix shifts to higher or lower priced products. No major new product lines were introduced in 2000 although new styles and new collections of styles did occur across all divisions throughout the year. New fabrics were added to replace slower moving fabrics throughout the year, but the total number of fabrics was not significantly increased or decreased. No major new dealers were added in 2000, and no significant dealers were dropped. Although current year acquisitions impacted the sales growth of all three industry segments, the Residential Casegoods and Contract segments realized the biggest increase over the prior year due to the mix of acquired companies. Both Bauhaus and Alexvale are included in the Residential Upholstery segment, while LADD (the largest of the three acquisitions) is primarily included in the Residential Casegoods and Contract segments.
     Gross profit margin (gross profit dollars as a percent of sales dollars) decreased to 24.2% in 2000 from 25.5% in 1999. The primary cause of the gross margin decline was a below average gross margin realized by businesses acquired during the year. Also contributing to the gross margin decline were higher labor and overhead costs. These costs were associated with improving plant floor layouts, employee training costs incurred in acquiring additional employees to support the 9% internal growth rate and retaining labor in a low unemployment environment. Labor wage rates rose moderately and material costs were somewhat higher than expected as increased costs for plywood, cardboard packaging and steel were only partially offset by decreased costs for leather.
     S,G&A expense decreased to 16.2% of sales in 2000 from 17.6% in 1999. Bonus related expense was significantly lower in fiscal 2000 as compared to fiscal 1999 as were bad debts and information technology expenses.
     There was no change to Consolidated operating profit margin with 8.0% in both 2000 and 1999. Operating profit margin remained relatively unchanged in the Residential Upholstery segment at 9.1% in 2000 compared to 9.4% in 1999. Operating profit as a percent of sales in the Residential Casegoods segment improved to 7.2% in 2000 from 5.9% in 1999. Operating profit as a percent of sales in the Contract segment improved to 3.9% in 2000 from (0.8%) in 1999.
     Interest expense as a percent of sales increased 117% over 1999 due to financing obtained in the first quarter for the acquisition of Bauhaus and in the fourth quarter to the refinancing of LADD's long term debt obligations.
     Income tax expense as a percent of pretax income of 37.6% in 2000 is down from 38.3% in 1999 primarily due to improved performance of a non-U.S. operation which allowed for the utilization of tax loss carryforwards. This was partially offset by an increase in goodwill amortization.
Liquidity and Financial Condition
     Cash flows from operations amounted to $116 million in 2001, $58 million in 2000 and $82 million in 1999 and have been adequate for day-to-day expenditures, dividends to shareholders and capital expenditures. A major reason for the increase in cash flow from operations in 2001 was a $56 million difference between the change in receivables in 2001 compared to 2000. This difference was primarily due to the change to a proforma 2% declining sales environment in 2001 from a 9% sales growth environment in 2000. This additional $56 million in cash flows from operations due to receivables was the primary reason for the $37 million reduction in total debt. Capital expenditures, dividends and stock repurchases totaled approximately $82.5 million in 2001, $86.5 million in 2000 and $72.2 million in 1999.
     As of April 28, 2001 there were unused lines of credit and commitments of $275 million under several credit arrangements. To finance the acquisition of Bauhaus on June 1, 1999, the Company borrowed $57 million, which was replaced on December 29, 1999 by a borrowing under the Company's $75 million unsecured revolving credit line. The Alexvale acquisition required approximately $2.2 million for the cash portion of the transaction, which was paid with cash flow from operations. On January 31, 2000, an unsecured $150 million bridge loan was obtained to pay off LADD's debt.
     On May 12, 2000, the $75 million unsecured revolving credit facility and the bridge loan were replaced with an unsecured five-year $300 million credit agreement, maturing in 2005. The borrowing rate under the new credit agreement can range from LIBOR plus 0.475% to LIBOR plus 0.800% based on the consolidated debt to capital ratio.
     The Company's Board of Directors has authorized the repurchase of Company stock. Shares acquired in 2001, 2000 and 1999 totaled 1,555,000, 1,706,000 and 1,643,000, respectively. As of April 28, 2001, 1,265,000 shares could be purchased pursuant to this authorization.
     Financial strength is reflected in three commonly used ratios, the current ratio (current assets divided by current liabilities), the debt-to-capitalization percentage (total debt divided by shareholders' equity plus total debt plus net deferred taxes) and the interest coverage ratio (rolling twelve months net income plus income tax expense plus interest expense divided by interest expense). The current ratio at the end of 2001 and 2000 was 2.8:1 and 2.9:1, respectively. The debt to capital ratio was 22.3% at the end of 2001 and 26.5% at the end of 2000. The interest coverage ratio at the end of 2001 was 6.2 times and 11.9 times at the end of 2000.
     Continuing environmental compliance with existing federal, state and local statutes dealing with protection of the environment is not expected to have a material effect upon the Company's capital expenditures, earnings, competitive position or liquidity. The Company will continue a program of conducting voluntary compliance audits at its facilities. The Company has also taken steps to assure compliance with provisions of Titles III and V of the 1990 Clean Air Act Amendments.

Outlook
     Statements in this Outlook section are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995. As conditions change in the future, actual results may not match these expectations. In particular, sales and profits can be materially impacted in any quarter by changes in interest rates, changes in consumer demand, increased competition outside the U.S. or changes to the furniture retailer environment.

Short-term outlook
     Last year at this time industry growth was expected to slow from the prior year. An actual slowdown did occur but its intensity was much greater than expected and its suddenness was much quicker than expected. A recent industry publication has confirmed that industry sales declined in recent quarters from prior year's similar quarters. The Company's order backlogs are at a very low level even after adjusting for the normal seasonal decline in the Spring. The Company took a significant number of plant downtime days or partial days due to slackening sales volume in the last couple months. Further plant downtime days and extended plant vacations around the July 4th holiday period are planned. Consumer demand for furniture remains weak currently, with no sign as yet of imminent recovery. The Company expects its first quarter ending July 28, 2001 to be quite challenging. Operations are being very actively managed within this extremely demanding business environment. Aggressive Federal Reserve Board interest rate cuts since the start of calendar 2001 should bode well for consumer sentiment moving into the Fall, which typically is the strongest seasonal period of the year.
Longer-term outlook
     The Company's long-term outlook is linked in large part to its financial goals and incentive plans that formally incorporate these financial goals. In particular, the first incentive plan that incorporates these goals is the Company's three-year performance based stock plan that covers executives. The second plan is the one-year cash management bonus plan that covers all management employees and a large part of all remaining employees. For more than 15 years, in one form or another, the sales and operating profit goals described below have been part of La-Z-Boy Incorporated's formal incentive plans.
     The first of La-Z-Boy Incorporated's financial goals is to increase sales of existing operations at a rate faster than that of the overall North American furniture industry (the "industry"). This sales goal has been achieved 90% or more of the time over the last fifteen years.
     Continued growth in the number of proprietary stores is a reason why sales growth rates can continue to exceed industry rates. "Proprietary" stores are retail stores or galleries that have a formal agreement to sell products from one or more of La-Z-Boy Incorporated's operating divisions. Proprietary retail distribution exists in each of the Company's business segments.
     Continued growth in the sales per square foot of proprietary stores is another reason why sales are expected to exceed industry growth rates. Dedicated marketing focus associated with proprietary distribution in specific metropolitan areas typically results in actions that improve sales per square foot of retail space over time.
     At both the retail and manufacturing levels the furniture industry has been consolidating and is expected to continue to consolidate. Smaller retailers and financially weaker retailers are finding it more and more difficult to stay in business. Progress in manufacturing, information and other technologies, business processes and financial and general management methods, combined with economies of scale, continually puts additional competitive pressures on smaller manufacturers. The furniture industry is expected to have fewer furniture suppliers and manufacturers.
     The Company's continued ability to leverage positive dealer relationships across its large number of distinct operating divisions is another reason sales growth is expected to exceed the industry. The La-Z-Boy Incorporated family of companies includes some of the strongest brand names in the industry and many of the divisions that do not have recognizable consumer brand names have excellent reputations among furniture retailers.
     The Company's imports of finished or mostly finished products continue to increase. These imports are either resold or additional manufacturing value is added before resale. Sales of these finished goods imports are under 5% of sales but are growing at a faster rate than most other categories and they are expected to continue to grow faster in the future. Most of these imports are from the Far East. Some larger retailers import many of these finished products themselves resulting in added competition. In many cases retailers buy these products from La-Z-Boy companies because of the desire to minimize inventory on hand, obtain quicker delivery, have a larger assortment of products to choose from, reduce freight costs by adding these units to other products being ordered and other reasons.
     A second La-Z-Boy Incorporated financial goal is to continually improve operating margin, with a goal in the future of 10.0%. Operating margin (operating profit divided by sales) improved over the prior year in both 1999 and 2000. It reached 8.0% in 2000 then declined to 5.4% in 2001. The Company's 2002 forecasts and budgets have been set in a very tight manner to minimize costs (especially overhead costs) across all divisions in anticipation of relatively flat sales volume. Restructuring and other actions taken in 2001 should lay the groundwork for improved margins in 2002 although 2002 is expected to be below 8.0%.
     Continued investment in capital expenditures is expected to improve material yields, labor productivity, quality and profitability. In fact, over two-thirds are related to these as opposed to capacity expansion. Capital expenditures for 2002 are planned at $45 million compared to $37 million in 2001.
     The restructurings in the Residential Casegoods and Contract segments are planned to help improve profitability next year at lower sales volumes by adjusting capacity and other types of overhead costs. By exiting unprofitable product lines, the Company's Contract segment in particular is expected to see a larger percentage improvement in profitability.
     Corporate overhead costs such as accounting, audit, investor relations, tax, treasury and other areas improved as a percent of sales with a full year of integration of newly acquired divisions' similar functions. More improvement is expected in 2002 in these areas and other corporate cost areas.
     Increased outsourcing of components to lower cost suppliers outside of North America is also expected to help improve profitability. Increased importing of components is an industry trend over the last three to five years. Changes in foreign exchange rates are not expected to affect this outsourcing trend in the next year.
     A third financial goal is to continually improve return on capital, with a goal in the future of 25%. Return is defined as operating profit + interest income + other income. Capital is defined as beginning-of-year shareholders' equity + debt + capital leases + net deferred taxes. Return on capital reached 32.2% in 2000 then declined to 20.0% in 2001. Other income in 2002 is expected to be less than in 2001 due to the absence of a $5 million one-time insurance recovery. It is expected that it will take more than one year before return on capital exceeds the 25% goal. La-Z-Boy Incorporated enhances shareholder value and reduces capital employed through stock repurchases, dividends and debt reductions. Cash needs for capital expenditures, stock repurchases and dividends are expected to be met in 2002 from cash generated by operations and borrowings under available lines of credit. Additional purchases of shares of the Company's stock may occur as price changes and other financial opportunities arise.
     New accounting pronouncements. The Financial Accounting Standards Board's ongoing deliberations relating to "Business Combinations and Intangible Assets - Accounting for Goodwill" are expected to favorably impact future periods by eliminating goodwill amortization. The FASB's implementation plan and resulting impact on the Company have not yet been determined. See Note 1 for implementation comments on FAS 133 "Accounting for Derivative Instruments and Hedging Activities", which is effective beginning in the first quarter ending July 28, 2001.


                                                  Consolidated Six Year Summary of Selected Financial Data

(Dollar amounts in thousands except                         2001         2000         1999        1998         1997        1996
per share data)                       Fiscal year ended  (52 weeks)   (53 weeks)   (52 weeks)  (52 weeks)   (52 weeks)  (52 weeks)
----------------------------------------------------------------------------------------------------------------------------------
Sales................................................    $2,256,197   $1,782,916   $1,339,962  $1,152,992   $1,051,097   $977,227
Cost of sales........................................     1,753,000    1,350,561      997,975     869,093      788,746    735,066
                                                        -----------   ----------   ----------  ----------   ----------   --------
   Gross profit......................................       503,197      432,355      341,987     283,899      262,351    242,161
Selling, general and administrative..................       382,403      289,507      235,228     206,696      188,418    174,653
                                                        -----------   ----------   ----------  ----------   ----------   --------
   Operating profit..................................       120,794      142,848      106,759      77,203       73,933     67,508
Interest expense.....................................        17,960        9,655        4,440       4,157        4,376      5,306
Interest income......................................         1,779        1,976        2,181       2,021        1,770      1,975
Other income.........................................         7,431        5,144        2,738       4,207        2,508      2,023
                                                        -----------   ----------   ----------  ----------   ----------   --------
   Pretax income.....................................       112,044      140,313      107,238      79,274       73,835     66,200
Income tax expense...................................        43,708       52,699       41,096      29,354       28,538     26,947
                                                        -----------   ----------   ----------  ----------   ----------   --------
     Net income......................................       $68,336      $87,614      $66,142     $49,920      $45,297    $39,253
                                                        ===========   ==========   ==========  ==========   ==========   ========
Diluted weighted average shares
     outstanding (`000s) *...........................        60,692       54,860       53,148      53,821       54,575     55,596
Diluted net income per share*........................         $1.13        $1.60        $1.24       $0.93        $0.83      $0.71
Dividends declared per share.........................         $0.35        $0.32        $0.31       $0.28        $0.26      $0.25
Book value on year end shares outstanding*...........        $11.49       $10.81        $7.93       $7.25        $6.69      $6.23
Return on average shareholders' equity...............         10.1%        16.3%        16.5%       13.4%        12.9%      11.8%
Gross profit as a percent of sales...................         22.3%        24.2%        25.5%       24.6%        25.0%      24.8%
Operating profit as a percent of sales...............          5.4%         8.0%         8.0%        6.7%         7.0%       6.9%
Earnings before interest, taxes, depreciation
     and amortization as a percent of sales..........          7.7%        10.0%         9.8%        8.9%         9.2%       9.2%
Operating profit, interest income and other income
     as a percent of beginning-of-year capital.......         13.8%        32.2%        24.8%       20.5%        19.6%      18.1%
Income tax expense as a percent of
     pretax income...................................         39.0%        37.6%        38.3%       37.0%        38.7%      40.7%
Net income as a percent of sales.....................          3.0%         4.9%         4.9%        4.3%         4.3%       4.0%
----------------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization........................      $45,697      $30,342      $22,081     $21,021      $20,382    $20,147
Capital expenditures.................................      $37,416      $37,968      $25,316     $22,016      $17,778    $18,168
Property, plant and equipment (net)..................     $230,341     $227,883     $125,989    $121,762     $114,658   $116,199
----------------------------------------------------------------------------------------------------------------------------------
Working capital......................................     $458,861     $455,363     $293,160    $274,739     $245,106   $240,583
Current ratio........................................     2.8 to 1     2.9 to 1     3.2 to 1    3.5 to 1     3.5 to 1   3.5 to 1
Total assets.........................................   $1,222,503   $1,218,297     $629,792    $580,351     $528,407   $517,546
----------------------------------------------------------------------------------------------------------------------------------
Debt & capital leases................................     $215,644     $249,670      $65,473     $73,458      $61,279    $69,033
Shareholders' equity.................................     $695,146     $663,092     $414,915    $388,209     $359,338   $343,376
Ending capital.......................................     $880,869     $940,668     $466,057    $450,466     $405,996   $399,801
Ratio of total debt to equity........................         28.7%        37.7%        15.8%       18.9%        17.1%     20.1%
Ratio of total debt to capital.......................         22.3%        26.5%        14.0%       16.3%        15.1%     17.3%
----------------------------------------------------------------------------------------------------------------------------------
Shareholders.........................................       23,600       22,300       16,300      13,600       12,700    12,300
Employees............................................       20,400       21,600       12,800      12,200       11,200    10,700
----------------------------------------------------------------------------------------------------------------------------------

*Years 1996 through 1998 have been restated to reflect the September, 1998 three-for-one stock split, in the form of a 200% stock dividend.

Some prior year information has been reclassified to reflect freight revenue in Sales and the associated expense in Cost of sales in order to be comparable to current year information.



                                             Unaudited Quarterly Financial Information

(Dollar amounts in thousands except per share data)
                                                                                                              Fiscal year
                                                     7/29/00       10/28/00        1/27/01       4/28/01          2001
Quarter ended                                       (13 weeks)     (13 weeks)     (13 weeks)     (13 weeks)     (52 weeks)
-------------------------------------------------------------------------------------------------------------------------
Sales.............................................  $516,707      $592,700       $552,019       $594,771      $2,256,197
Cost of sales.....................................   400,366       450,569        428,945        473,120       1,753,000
                                                    --------      --------       --------       --------      ----------
   Gross profit...................................   116,341       142,131        123,074        121,651         503,197
Selling, general and administrative...............    91,761        97,295         95,855         97,492         382,403
                                                    --------      --------       --------       --------      ----------
   Operating profit...............................    24,580        44,836         27,219         24,159         120,794
Interest expense..................................     4,352         4,497          4,821          4,290          17,960
Interest income...................................       453           329            502            495           1,779
Other income......................................       616         5,860          2,623         (1,668)          7,431
                                                    --------      --------       --------       --------      ----------
   Pretax income..................................    21,297        46,528         25,523         18,696         112,044
Income tax expense................................     8,294        17,612          9,406          8,396          43,708
                                                    --------      --------       --------       --------      ----------
   Net income.....................................   $13,003       $28,916        $16,117        $10,300         $68,336
                                                    ========      ========       ========       ========      ==========
Diluted average shares outstanding................    61,280        60,684         60,399         60,571          60,692
                                                    ========      ========       ========       ========      ==========
Diluted EPS.......................................     $0.21         $0.48          $0.27          $0.17           $1.13
                                                    ========      ========       ========       ========      ==========


(Dollar amounts in thousands except per share data)                                                           Fiscal year
                                                     7/24/99       10/23/99        1/22/00       4/29/00          2000
Quarter ended                                       (13 weeks)    (13 weeks)      (13 weeks)    (14 weeks)     (53 weeks)
-------------------------------------------------------------------------------------------------------------------------
Sales.............................................   $334,892     $402,436        $391,091      $654,497      $1,782,916
Cost of sales.....................................    254,472      301,620         296,382       498,087       1,350,561
                                                     --------     --------        --------      --------      ----------
   Gross profit...................................     80,420      100,816          94,709       156,410         432,355
Selling, general and administrative...............     58,971       63,118          62,073       105,345         289,507
                                                     --------     --------        --------      --------      ----------
   Operating profit...............................     21,449       37,698          32,636        51,065         142,848
Interest expense..................................      1,439        1,866           2,128         4,222           9,655
Interest income...................................        596          610             320           450           1,976
Other income......................................        989        1,525           1,969           661           5,144
                                                     --------     --------        --------      --------      ----------
   Pretax income..................................     21,595       37,967          32,797        47,954         140,313
Income tax expense................................      8,302       14,697          11,460        18,240          52,699
                                                     --------     --------        --------      --------      ----------
   Net income.....................................    $13,293      $23,270         $21,337       $29,714         $87,614
                                                     ========     ========        ========      ========      ==========
Diluted average shares outstanding................     52,627       52,625          52,274        61,058          54,860
                                                     ========     ========        ========      ========      ==========
Diluted EPS.......................................      $0.25        $0.44           $0.41         $0.49           $1.60
                                                     ========     ========        ========      ========      ==========

Some quarterly information has been reclassified to reflect freight revenue in Sales and the associated expense in Cost of sales in order to be comparable to fourth quarter information.



                                                 Dividend and Market Information

Fiscal                                                      Fiscal
 2001                           Market Price                 2000                          Market Price
quarter    Dividends  ----------------------------------    quarter    Dividends  -------------------------------
 ended       paid       High         Low         Close       ended       paid       High       Low         Close
-----------------------------------------------------------------------------------------------------------------
 July 29     $0.08      $16.31       $14.00       $15.25    July 24     $0.08       $24.44     $19.38      $23.81
 Oct. 28      0.09       17.50        13.44        14.75    Oct. 23      0.08        24.44      17.94       17.94
 Jan. 27      0.09       16.94        14.06        16.94    Jan. 22      0.08        20.38      15.00       15.00
April 28      0.09      $18.50       $15.77       $18.02   April 29      0.08       $17.81     $13.69      $15.69
             -----                                                     ------
             $0.35                                                      $0.32
            ======                                                     ======

                                   Dividend            Market Price                                  P/E ratio
Fiscal     Dividends   Dividend     payout  ---------------------------------- Market Value -----------------------
 year        paid        yield      ratio     High         Low           Close (in millions)      High        Low
-------------------------------------------------------------------------------------------------------------------
 2001        $0.35       1.9%       31.0%    $18.50       $13.44         $18.02    $1,090          16          12
 2000         0.32       2.0%       19.9%     24.44        13.69          15.69       962          15          10
 1999         0.31       1.6%       24.8%     22.50        15.25          19.00       994          18          12
 1998         0.28       1.6%       30.1%     17.83        10.58          17.83       955          19          11
 1997         0.26       2.4%       31.2%     12.29         9.29          10.75       578          15          11
 1996        $0.25       2.5%       34.9%    $11.25        $8.54         $10.04      $554          16          12

La-Z-Boy Incorporated common shares are traded on the NYSE and PCX (symbol LZB).

Various data has been restated to reflect the September 1998 three-for-one stock split.





                              Investor Information


    Corporate Headquarters                             Stock Exchange
    La-Z-Boy Incorporated                              La-Z-Boy Incorporated common shares
    1284 North Telegraph Road                          are traded on the New York Stock
    Monroe, MI 48162-3390                              Exchange and the Pacific Stock Exchange
    (734) 242-1444                                     under the symbol LZB.

    Dividend Reinvestment Plan                         Shareholder Services
    A brochure is available on the La-Z-Boy            Inquiries regarding the Dividend Reinvestment Plan,
    Dividend Reinvestment Plan.  It explains           dividend payments, stock transfer requirements,
    how shareholders may increase their                address changes and account consolidations
    investment in the stock of the Company             should be addressed to the Company's stock transfer
    without the cost of fees or service charges.       agent and registrar:
    Write to Investor Relations.

    Investor Relations and Financial Reports           American Stock Transfer & Trust Company
    We will provide the form 10-K to any               59 Maiden Lane
    shareholder that requests it.                      New York, NY 10007
    Security analysts, shareholders and investors      (212) 936-5100
    may request information (quarterly or annual       (800) 937-9449
    reports, etc.) from:

    Investor Relations                                 Internet
    La-Z-Boy Incorporated                              Visit La-Z-Boy Incorporated on the internet at
    1284 North Telegraph Road                          www.La-Z-Boy.com
    Monroe, MI 48162-3390
    (734) 241-4414
    investorrelations@la-z-boy.com




                                 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                               LA-Z-BOY INCORPORATED
                                               ---------------------
                                                     (Registrant)


Date:   May 30, 2001                           /s/ James J. Korsnack
                                               ---------------------
                                               James J. Korsnack
                                               Chief Accounting Officer

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-34155, 333-34157, 333-03097, 033-54743,
and 333-95651) of La-Z-Boy Incorporated of our report dated May 30, 2001 relating to the consolidated financial statements of La-Z-Boy Incorporated, which appears in the Current Report on Form 8-K.


/s/ PricewaterhouseCoopers LLP

Toledo, Ohio
May 30, 2001